Exhibit 10.16

SUMMARY OF COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS

Director compensation for non-employee directors has three components: (1) annual cash retainer for board service, (2) annual cash retainers based on committee chair positions or committee memberships, and (3) annual restricted stock grant.

The annual cash retainer for board service is $100,000. Retainers for committee or chair service include: (i) $10,000 for each non-Chair member of the Audit Committee; (ii) $10,000 for each non-Chair member of the Corporate Strategy and Development Committee; (iii) $5,000 for each non-Chair member of the Compensation Committee; (iv) $50,000 for the Board of Directors Chair; (v) $25,000 for the Audit Committee Chair; (vi) $25,000 for the Corporate Strategy and Development Committee Chair; and (vii) $12,500 for the Compensation Committee Chair. All retainers are paid in quarterly installments in advance on the first day of the quarter. For calendar year 2012, all retainers were prorated based on the board service commencement date of March 19, 2012.

Each non-employee director also receives an annual restricted stock grant issued pursuant to the Company’s 2012 Long-Term Incentive Plan (the “Plan”). In 2012, the value of the annual restricted stock grant was $100,000, which was prorated based on the board service commencement date of March 19, 2012. The number of shares in the grant is based on the fair market value of the Company’s common stock as of the grant date. The restricted stock grant vests in three equal installments on March 19 of each year over a three year period, subject to continued service as a director through the vesting dates. The shares also immediately vest in the event of a Change of Control, as defined in the Plan.

Directors are subject to stock ownership guidelines that require that the director must at all times during service on the board hold shares of the Company’s stock equal to 50% of the aggregate number of shares awarded to the director as director compensation and that have vested. To monitor the guideline, board members are not permitted to sell shares without Compensation Committee approval.